Exhibit 99.2

Cooperation Agreement Relating to the proposed acquisition of RPS Group plc RPS Group plc Tetra Tech, Inc. Dated 2022

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Contents

Parties		1

Background		1

Agreed terms		1

1	Interpretation	1

2	Publication of the 2.7 announcement and terms of the transaction	8

3	Regulatory clearances	8

4	Scheme document	11

5	Qualifications	11

6	Implementation of the Scheme	12

7	RPS share plans and employee matters	12

8	Switching to an Offer	13

9	Directors and officers insurance	14

10	Code and relevant law	14

11	Termination	14

12	Warranties and undertakings	15

13	Notices	16

14	Remedies and waivers	17

15	Variation	18

16	Invalidity	18

17	Entire agreement	18

18	Language	18

19	Third party rights	18

20	No partnership	19

21	Assignment	19

22	Costs and expenses	19

23	Further assurance	19

24	Counterparts	19

25	Governing law and jurisdiction	20

26	Appointment of Process Agent	20

Signature page		28

SCHEDULES

Schedule 1 – RPS Share Plans and Employee Matters

Schedule 2 – 2.7 Announcement

Cooperation Agreement | Execution Version	DLA Piper

This agreement is made on	2022

Parties

(1)	RPS Group plc, a public limited company incorporated in England and Wales with company number 02087786 and registered address at 20 Western Avenue, Milton Park, Abingdon, Oxfordshire, United Kingdom, OX14 4SH (RPS)

(2)	Tetra Tech, Inc., a company incorporated in the state of Delaware with registration number 2151089 and registered address at 3475 East Foothill Boulevard, Pasadena, California 91107--6024, USA (Tetra Tech)

together referred to as the parties and each as a party to this agreement (Agreement).

Background

A	Tetra Tech proposes to announce immediately following execution of this Agreement a firm intention by to make a recommended offer pursuant to which Tetra Tech (or a wholly-owned subsidiary of Tetra Tech) will acquire the entire issued and to be issued ordinary share capital of RPS on the terms and subject to the conditions set out in the 2.7 Announcement (Transaction).

B	The parties intend that the Transaction will be implemented by way of a scheme of arrangement of RPS pursuant to Part 26 of the Act (Scheme), but Tetra Tech reserves the right, as set out in (and subject to the terms and conditions of) the 2.7 Announcement and this Agreement, to implement the Transaction by way of a contractual takeover offer as defined in Chapter 3 of Part 28 of the Act and as governed by the Code, by Tetra Tech (or by a wholly-owned subsidiary of Tetra Tech), to acquire the entire issued and to be issued ordinary share capital of RPS including, where the context admits, any subsequent revision, variation, extension or renewal of such offer (Offer).

C	The parties have agreed to take certain steps to effect the implementation and conduct of the Transaction and wish to enter into this Agreement to record their respective rights, commitments and obligations relating to such steps.

Agreed terms

1	Interpretation

1.1	In this Agreement:

2.7 Announcement means the announcement to be released by the board of Tetra Tech, Tetra Tech UK Holdings Limited and RPS pursuant to Rule 2.7 of the Code in relation to the Transaction, in substantially the form set out in Schedule 2 (2.7 Announcement).

Acceptance Condition means, if applicable, the acceptance condition to the Offer.

Act means the Companies Act 2006, as amended from time to time.

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Adverse Recommendation Change means:

(a)	RPS making an announcement prior to the publication of the Scheme Document that:

(i)	the RPS Directors no longer intend to make the RPS Board Recommendation or intend adversely to modify or qualify such recommendation;

(ii)	other than where a Switch has occurred, it shall not convene the Court Meeting or the General Meeting; or

(iii)	other than where a Switch has occurred, it intends not to publish the Scheme Document;

(b)	any failure to include the RPS Board Recommendation in the Scheme Document and, if different, the document convening the General Meeting, or, where a Switch has occurred, the RPS Directors do not consent to the RPS Board recommendation being included in the Offer Document, as the case may be;

(c)	the RPS Board announcing that they no longer intend to make the RPS Board Recommendation or that they intend to withdraw or adversely modify or qualify such recommendation;

(d)	any withdrawal, adverse qualification or adverse modification of the RPS Board Recommendation (it being understood that the issue of any holding statement(s) by the RPS Board following a change of circumstances shall not constitute such a withdrawal, adverse qualification or adverse modification so long as any such holding statement contains an express statement that such recommendation is not withdrawn, qualified or modified);

(e)	if RPS makes an announcement that it will delay the convening of, or will adjourn, the Court Meeting or the General Meeting to a date which is later than the latest date permitted by Condition 2.1(ii) or Condition 2.2(ii) respectively, in each case, unless:

(i)	such delay or adjournment is solely caused by logistical or practical reasons beyond RPS’s reasonable control;

(ii)	Tetra Tech has committed a breach of Clause 3 which has not been caused by any prior breach of this Agreement by RPS and such breach has caused the delay provided that the duration of such delay is commensurate with such breach;

(iii)	a supplementary circular is required to be published in connection with the Scheme, and as a result, the Court Meeting and/or the General Meeting cannot be held by such date in compliance with the Code and any other applicable Law (provided that RPS has used reasonable endeavours to publish the supplementary circular as soon as reasonably practicable after the date on which the requirement to public a supplementary circular arises); or

(iv)	in any other circumstances, Tetra Tech has provided its consent for such delay or adjournment;

(f)	at any time prior to the conclusion of the Court Meeting and the General Meeting, any failure to publicly reaffirm or reissue the RPS Board Recommendation within five Business Days of Tetra Tech’s request to do so;

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(g)	after the Scheme has been approved by RPS Shareholders and/or the approval of the RPS Resolutions at the General Meeting, the RPS Directors announcing that they shall not implement the Scheme (other than: (i) in connection with an announcement of an Offer or revised offer by Tetra Tech or one of its concert parties for RPS; or (ii) because a Clearance has become incapable of fulfilment or satisfaction); or

(h)	a third party announcing a firm intention under the Code to make an offer or revised offer (whether or not it is subject to the satisfaction or waiver of any pre-conditions) for RPS which is recommended in whole or in part by the RPS Directors.

Agreed Switch has the meaning given to it in Clause 8.2.

Business Day means a day, other than a Saturday or Sunday or public or bank holiday, on which banks in London and Delaware are generally open for business.

Clean Team Agreement means the clean team agreement entered into between RPS and Tetra Tech in connection with the Transaction dated 30 August 2022.

Clearances means any approvals, consents, clearances, permissions, confirmations and waivers that are required to be obtained, all filings that are required to be made and all waiting periods that are required to have expired, from or under any Laws or practices applied by any Relevant Authority (or under any agreements or arrangements to which any Relevant Authority is a party), in each case that are necessary to satisfy one or more of the Regulatory Conditions; and any reference to any Clearance having been "satisfied" shall be construed as meaning that the foregoing has been obtained, or where relevant, made or expired.

Code means the UK City Code on Takeovers and Mergers in force from time to time and interpreted by the Panel.

Competing Proposal means:

(a)	an offer (including a partial, exchange or tender offer), merger, acquisition, dual-listed structure, scheme of arrangement, reverse takeover and/or business merger (or the announcement of a firm intention to do the same), the purpose of which is to acquire, directly or indirectly, 30 per cent. or more of the ordinary issued or to be issued ordinary share capital of RPS (when aggregated with the shares already held by the acquirer and any person acting or deemed to be acting in concert with the acquirer) or any arrangement or series of arrangements which results in any person acquiring, consolidating or increasing control (as defined in the Code) of RPS;

(b)	the acquisition or disposal, directly or indirectly, of all or a significant proportion (being 30 per cent. or more) of the business, assets and/or undertakings of the RPS Group by reference to any of its revenue, profits or value taken as a whole (or the announcement of a binding agreement to do the same);

(c)	a demerger, or any material reorganisation, separation and/or liquidation, involving all or a significant proportion (being 30 per cent. or more) of the RPS Group calculated by reference to any of its revenue, profits or value taken as a whole (or the announcement of a firm intention to do the same); or

(d)	any other transaction which would preclude the implementation of the Transaction (including, for the avoidance of doubt, any transaction or arrangement which would constitute a class 1 transaction for the purposes of the Listing Rules undertaken by a member of the RPS Group (or the announcement of a binding agreement or firm intention to do the same), in each case which is not effected by Tetra Tech (or a person acting in concert with Tetra Tech) or at Tetra Tech’s direction or with Tetra Tech’s agreement, whether implemented in a single transaction or a series of transactions and whether conditional or otherwise.

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Conditions means:

(a)	for so long as the Transaction is being implemented by means of the Scheme, the conditions to the implementation of the Transaction (including the Scheme) as set out in Appendix I to the 2.7 Announcement and to be set out in the Scheme Document, in each case as amended by Tetra Tech with, where required, the consent of the Panel and, for so long as the Scheme is subject to the RPS Board Recommendation, with the consent of RPS; and

(b)	for so long as the Transaction is being implemented by means of an Offer, the conditions referred to in (a) above, as amended by replacing the Scheme Conditions with the Acceptance Condition, in each case as amended by Tetra Tech with , where required, the consent of the Panel and in the case of an Agreed Switch, and for so long as the Offer is subject to the RPS Board Recommendation, with the consent of RPS.

Confidentiality Agreement means the confidentiality agreement entered into between RPS and Tetra Tech dated 17 August 2022.

Court means the High Court of Justice in England and Wales.

Court Meeting means the meeting of the holders of RPS Shares to be convened by order of the Court under Part 26 of the Act for the purpose of considering and, if thought fit, approving the Scheme, notice of which will be set out in the Scheme Document, including any adjournment thereof.

Court Sanction Date means the date on which the Sanction Hearing takes place.

EBT has the meaning given to it in paragraph 2.7.1 of Schedule 1.

Effective Date means the date upon which either:

(a)	the Scheme becomes effective in accordance with its terms; or

(b)	if Tetra Tech elects to implement the Transaction by way of the Offer, the Offer becomes or is declared unconditional in all respects.

FCA Handbook means the Financial Conduct Authority's Handbook of rules and guidance as amended from time to time.

FDI Regulatory Conditions means the Conditions set out in paragraphs 3(a) and (b) (inclusive) of Part A of Appendix I to the 2.7 Announcement.

General Meeting means the general meeting (including any adjournment(s) or postponement(s) thereof) of RPS Shareholders which are in issue as at the Voting Record Time (including any adjournment thereof) to be convened and held in connection with the Transaction to consider and, if thought fit, approve the RPS Resolutions.

Joint Defence Agreement means the joint defence agreement entered into between RPS and Tetra Tech in connection with the Transaction dated 30 August 2022.

Law means any applicable statutes, common law, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, directives, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Relevant Authority.

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Listing Rules means the listing rules promulgated by the Financial Conduct Authority pursuant to Part 6 of the Financial Services and Market Act 2000 and referred to in section 73A(2) of that act as set out in the FCA Handbook.

Long Stop Date means 9 August 2023 or such later time and/or date as may be agreed by the parties in writing (if applicable with the Panel's consent or the Court's approval).

Notice has the meaning given to it in Clause 13.1.

Offer has the meaning given to it in Recital B, and any reference to Offer also includes any increased, renewed or revised offer.

Offer Document means, if Tetra Tech elects to implement the Transaction by means of an Offer, the document setting out (among other things) details of the Transaction and the full terms and conditions of the Offer, to be sent to (among others) the RPS Shareholders, including any revised or supplementary offer document.

Outstanding ELTIP Awards has the meaning given to it in paragraph 2.1.1 of Schedule 1.

Outstanding PSP Awards has the meaning given to it in paragraph 2.4.1 of Schedule 1.

Panel means the UK Panel on Takeovers and Mergers.

Regulation means Council Regulation (EC) No 139/2004 (as amended).

Regulatory Conditions means the FDI Regulatory Conditions and the Conditions set out in paragraphs 3(c) and 3(d) (inclusive) of Part A of Appendix I to the 2.7 Announcement.

Regulatory Information Service means a regulatory information service as defined in the FCA Handbook.

Relevant Authority means any central bank, ministry, governmental, quasi-governmental, national, supranational (including the European Union), statutory, regulatory, environmental, administrative, supervisory, fiscal or investigative body or authority (including any antitrust, competition or merger control authority, any sectoral ministry or regulator and any foreign direct investment review body), tribunal, court, trade agency, association, institution, employee representative body or any other body or person whatsoever in any jurisdiction, including, without limitation, the Panel.

Relevant Third Party has the meaning given to it in Clause 19.

Remedies means any conditions, obligations, measures, commitments, modifications, undertakings, remedies (including, but not limited to, disposals and any pre-divestitures reorganisations and behavioural remedies) or assurances (financial or otherwise) offered or required in connection with the obtaining of any Clearances.

RPS Board means the board of directors of RPS from time to time.

RPS Board Recommendation means a unanimous and unqualified recommendation by the RPS Board to RPS Shareholders: (i) that RPS Shareholders vote in favour of the Scheme at the Court Meeting and the RPS Resolutions at the General Meeting; or (ii) if Tetra Tech elects to implement the Transaction by means of an Offer, to accept the Offer.

RPS Directors means the directors of RPS from time to time.

RPS Directors’ Remuneration Policy means the directors’ remuneration policy approved by RPS Shareholders from time to time.

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RPS ELTIP means the RPS Group plc Executive Long Term Incentive Plan.

RPS Group means RPS and its subsidiary undertakings from time to time and member of the RPS Group shall be construed accordingly.

RPS ISPP means together the RPS Group plc 2014 International Share Purchase Plan and the US Share Purchase Plan.

RPS PSP means the RPS Group plc 2014 performance share plan.

RPS Remuneration Committee means the remuneration committee of the board of directors of RPS as constituted prior to the Effective Date.

RPS Resolutions means such shareholder resolutions of RPS to be proposed at the General Meeting for the purposes of, amongst other things, approving and implementing the Scheme, certain amendments to the articles of association of RPS and such other matters as may be agreed between RPS and Tetra Tech as necessary or desirable for the purposes of implementing the Scheme.

RPS Share Plans means the RPS PSP, RPS ELTIP, RPS STABP, RPS ISPP and RPS SIPs, in each case as amended from time to time.

RPS Shareholders means the registered holders of RPS Shares from time to time.

RPS Shares means the ordinary shares of three pence each in the capital of RPS, being the entire issued and to be issued share capital of RPS.

RPS SIPs means the RPS Group plc Share Incentive Plan (2004) and the RPS Group plc Share Incentive Plan 2014.

RPS STABP means the RPS Group plc Short Term Annual Bonus Plan.

Sanction Hearing means the hearing of the Court of the petition to sanction the Scheme pursuant to section 899 of the Act, including any adjournment thereof.

Scheme has the meaning given to it in Recital B, and reference to the Scheme also includes any modified, renewed or revised scheme.

Scheme Conditions means the Conditions relating to the Scheme becoming effective in accordance with its terms, set out in paragraph 2 of Part A of Appendix I to the 2.7 Announcement.

Scheme Document means the circular to be sent to (among others) RPS Shareholders setting out (among other things) details of the Transaction, the full terms and conditions of the Scheme and the explanatory statement required pursuant to Part 26 of the Act and incorporating the notices convening the Court Meeting and the General Meeting, including any revised or supplementary circular.

Sensitive Information has the meaning given to it in Clause 5.1.

Switch has the meaning given to that term in Clause 8.1.

Tetra Tech Directors means the directors of Tetra Tech from time to time.

Tetra Tech Group means Tetra Tech and its subsidiary undertakings from time to time and member of the Tetra Tech Group shall be construed accordingly.

Transaction has the meaning given to it in Recital A.

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Voting Record Time has the meaning given to it in the 2.7 Announcement.

1.2	In this Agreement, except where the context otherwise requires:

(a)	the expression group:

(i)	in relation to RPS, means RPS together with its subsidiaries and subsidiary undertakings from time to time; and

(ii)	in relation to Tetra Tech, means Tetra Tech together with its subsidiaries and subsidiary undertakings from time to time;

(b)	the expressions subsidiary, subsidiary undertaking, parent and parent undertaking shall have the meanings given in the Act;

(c)	the expression acting in concert, concert parties and offer have the meaning given to them in the Code;

(d)	a reference to an enactment or statutory provision includes a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

(e)	references to one gender include other genders;

(f)	words in the singular include the plural and vice versa;

(g)	a reference to a person includes a reference to an individual, an individual's executors or administrators, a partnership, a firm, a body corporate, an unincorporated association, government, state or agency of a state, local or municipal authority or government body, a joint venture or association (in any case, whether or not having separate legal personality);

(h)	a reference to a Recital, Clause or Schedule (other than to a schedule to a statutory provision) shall be a reference to a recital, clause or schedule (as the case may be) to this Agreement;

(i)	references to times are to London time;

(j)	any reference to a day (including within the phrase Business Day) shall mean a period of 24 hours running from midnight to midnight;

(k)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction;

(l)	references to writing shall include any modes of reproducing words in any legible form and include email except where otherwise expressly stated;

(m)	a reference to includes or including shall mean includes without limitation or including without limitation respectively;

(n)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word other shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

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(o)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(p)	where the words reasonable endeavours are used in this Agreement in relation to the performance of any act by a party, such party shall be required to take only those steps in performing such act as are commercially reasonable having regard to such party’s circumstances at the time, but shall not be required to ensure such act's performance by assuming material expenditure or otherwise;

(q)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time; and

(r)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

1.3	The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.4	The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2	Publication of the 2.7 announcement and terms of the transaction

2.1	The obligations of the parties under this Agreement, other than Clause 1, this Clause 2.1 and Clauses 11 to 25 (inclusive), shall be conditional on the submission of the 2.7 Announcement to a Regulatory Information Service at or before 8.00 a.m. London time on 26 September 2022 or such later date and time as the parties may agree (and, where required by the Code, the Panel may approve). Clause 1, this Clause 2.1 and Clause 11 to 25 (inclusive) shall take effect on and from execution of this Agreement.

2.2	The principal terms of the Transaction shall be as set out in the 2.7 Announcement, together with such other terms as may be agreed by the parties in writing (save in the case of an improvement to the terms of the Transaction, which shall be at the sole discretion of Tetra Tech) and, where required by the Code, approved by the Panel.

2.3	The terms of the Transaction at the date of publication of the Scheme Document shall be set out in the Scheme Document. Should Tetra Tech elect to implement the Transaction by way of an Offer, the terms of the Transaction shall be set out in the announcement made in accordance with paragraph 8 of Appendix 7 of the Code on the switch to an Offer, the Offer Document and any form of acceptance.

3	Regulatory clearances

3.1	Tetra Tech undertakes to RPS, to the extent permitted by applicable Law and subject to the terms of the Transaction and without prejudice to Tetra Tech’s ability to invoke any of the Conditions (with the consent of the Panel) or its obligations under the Code, to cooperate with RPS and its professional advisers to use all reasonable endeavours to implement the Transaction in substantially the form contemplated by the 2.7 Announcement, including any such action(s) as may be required (by the Panel) in order to meet its obligations under Rule 13 of the Code to use reasonable efforts to ensure the satisfaction of any Regulatory Conditions to which the Transaction is subject.

3.2	Without prejudice to the foregoing, Tetra Tech shall be responsible for ensuring the satisfaction of any Regulatory Conditions to which the Transaction is subject, subject to RPS using its best endeavours to comply with its obligations under Clause 3.4, and shall (and shall cause each of its Affiliates to) use its best endeavours to secure the Clearances as soon as reasonably practicable following the date of this Agreement and in any event in sufficient time to enable the Effective Date to occur by the Long Stop Date, provided always that for the purposes of Clause 3.2 only, using “its best endeavours” shall also include Tetra Tech accepting any conditions and / or restrictions which may be imposed or stipulated by any Relevant Authority as a condition for granting the relevant Clearance.

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3.3	Except where otherwise required by applicable Law or a Relevant Authority, Tetra Tech shall, after consultation with RPS:

(a)	determine the strategy to be pursued for obtaining the Clearances including timing and sequencing for contacting and corresponding with the Relevant Authorities;

(b)	contact, correspond and, if required, attend meetings with the Relevant Authorities in relation to the Clearances, including submitting and preparing, with the assistance of RPS in accordance with this Agreement, all necessary filings, notifications and submissions; and

(c)	be responsible for the payment of all required filing fees required in connection with the Clearances, unless such fees are payable by RPS under applicable local Law (in which case Tetra Tech shall compensate RPS for such reasonable fees after payment on production by RPS or its advisers of an invoice therefor).

3.4	Save to the extent prohibited by applicable Law or the Relevant Authority, RPS undertakes to Tetra Tech that it shall (and shall cause each of its Affiliates to) cooperate with Tetra Tech and its advisers in good faith and reasonably for the purposes of obtaining Clearances and in particular to:

(a)	provide in a timely fashion, and in any event in reasonable time before any applicable deadline or due date:

(i)	all such information relating to RPS as may reasonably be necessary or required for Tetra Tech to determine in which jurisdictions any merger control, regulatory or other filing, notification or submission with a Relevant Authority may be necessary, reasonably advisable or expedient for the purposes of obtaining the Clearances and/or the satisfaction of the Regulatory Conditions;

(ii)	all such information relating to RPS as may reasonably be necessary or required for inclusion in any filings, notifications or submissions to any Relevant Authority for the purposes of obtaining the Clearances and/or the satisfaction of the Regulatory Conditions or for inclusion in any responses to any requests for information by any Relevant Authority; and

(iii)	all such other assistance as may reasonably be necessary or required for the purposes of obtaining the Clearances and/or any other required official authorisations and/or the satisfaction of the Regulatory Conditions;

(b)	provide as soon as reasonably practicable in consultation with Tetra Tech and its advisers such information and access to management and employees as any Relevant Authority may or, in the case of management only, Tetra Tech may, reasonably require or consider necessary for the purposes of making a filing, notification or submission to any Relevant Authority in connection with the Clearances and/or the satisfaction of the Regulatory Conditions; and

(c)	keep Tetra Tech (and/or its legal advisers) promptly informed of developments which are material or potentially material to obtaining of any of the Clearances and/or the satisfaction of the Regulatory Conditions.

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3.5	Save to the extent prohibited by applicable Law or a Relevant Authority, Tetra Tech undertakes to RPS that it shall:

(a)	provide, or procure the provision of, to RPS and its legal advisers, draft copies of all filings, notifications, submissions, material correspondence and material communications (including, in the case of material non-written correspondence or communications, summaries of such correspondence or communications) intended to be submitted, sent or communicated to any Relevant Authority in connection with obtaining any Clearance, at such time as will allow RPS and its legal advisers a reasonable opportunity to review and comment in good faith on such filings, notifications, submissions, correspondence and communications before they are submitted, sent or communicated and promptly provide to RPS’s legal advisers final copies so submitted, sent or communicated;

(b)	give due consideration to reasonable comments made by RPS and its legal advisers on draft copies of filings, notifications, submissions, material correspondence and material communications provided pursuant to Clause 3.5(a);

(c)	promptly provide, or procure the provision of, to RPS and its legal advisers copies of all filings, notifications, submissions, material correspondence and material communications in the form finally submitted, sent or communicated to any Relevant Authority in connection with obtaining any Clearance (including, in the case of material non-written correspondence or communications, summaries of such correspondence or communications);

(d)	promptly notify RPS and its legal advisers of, and provide copies of, any material correspondence and material communications (including, in the case of material non-written correspondence or communications, summaries of such correspondence or communications) received from any Relevant Authority in connection with obtaining the Clearances;

(e)	give RPS and its legal advisers reasonable notice of any material meetings, hearings or telephone calls with any Relevant Authority in connection with obtaining the Clearances and allow RPS and its legal advisers to attend and, upon consultation with Tetra Tech’s representative, make reasonable oral submissions during any such meetings, hearings or telephone calls (provided, where practicable, such oral submissions have been discussed by the parties in advance). Where such attendance and participation is not recommended or permitted by applicable Law or the Relevant Authority, to provide, to the extent so permitted, RPS with a written summary of such meeting, hearing or telephone call as soon as reasonably practicable following the meeting, hearing or telephone call;

(f)	keep RPS (and/or its legal advisers) promptly informed of developments which are material or potentially material to obtaining of any of the Clearances and the satisfaction of the Regulatory Conditions; and

(g)	not withdraw a filing, submission or notification made to any Relevant Authority in connection with obtaining any of the Clearances without the prior consent of RPS, such consent not to be unreasonably withheld, delayed or conditioned.

3.6	Tetra Tech shall be responsible for preparing first drafts of any written submission regarding each Clearance and/or Regulatory Condition and shall as soon as practicable following the date of this Agreement prepare and submit the notifications required to satisfy the Regulatory Conditions.

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4	Scheme document

4.1	Tetra Tech shall (and will procure that each member of the Tetra Tech Group shall):

(a)	promptly provide to RPS (and/or its legal advisers) all such information about itself, the Tetra Tech Directors, the Tetra Tech Group or any other person acting in concert with Tetra Tech (including any information required by the Code or under other applicable Law) as may be reasonably requested and which is required by RPS (and/or its legal advisers), having regard to the Code and other applicable Law, for inclusion in the Scheme Document;

(b)	promptly provide all such other assistance and access as may be reasonably required for the preparation of the Scheme Document and any other document required by the Code or other applicable Law to be published in connection with the Scheme, including access to, and procure to the extent that it is able that reasonable assistance is provided by, Tetra Tech’s relevant professional advisers;

(c)	procure that the Tetra Tech Directors (and any other person connected with Tetra Tech and/or the Tetra Tech Group, as required by the Panel) accept responsibility, in the terms required by the Code, for all the information in the Scheme Document (including any expressions of opinion), and any other document required by the Code or other applicable Law to be published in connection with the Scheme, relating to themselves (and their close relatives (as defined in the Code), related trusts and companies and persons connected with them), the Tetra Tech Group or Tetra Tech’s concert parties, the financing of the Transaction, information on Tetra Tech’s future plans for the RPS Group and its management and employees, any statements of the opinion, belief, intention or expectation of Tetra Tech or the Tetra Tech Directors in relation to the Transaction or the enlarged Tetra Tech Group following the Effective Date and any other information in the Scheme Document for which an offeror and/or its directors are required to accept responsibility under the Code; and

(d)	that, if any supplemental circular or document is required to be published in connection with the Scheme or, subject to the prior written consent of Tetra Tech, any variation or amendment to the Scheme, it shall provide such cooperation and information as is reasonably necessary to comply with all regulatory provisions as RPS may reasonably request in order to finalise such document.

5	Qualifications

5.1	Nothing in this Agreement shall require a Party (the “disclosing party”) to provide or disclose to the other Party any information (“Sensitive Information”):

(a)	that, in the reasonable opinion of the disclosing party, is commercially or competitively sensitive or confidential information related to its business and/or any member of its group which is not relevant, either directly or indirectly, to the Transaction or any Clearance;

(b)	in circumstances that would result in the loss or waiver of any privilege that exists in relation to such information (including legal privilege);

(c)	in circumstances that would result in that party being in breach of Law, or which it is prohibited from disclosing by a Relevant Authority, or a material contractual obligation (including, for the avoidance of doubt, any confidentiality obligations owed to any third parties).

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5.2	A party may take reasonable steps to procure that Sensitive Information is not shared with the other party, including, where relevant, redacting Sensitive Information, providing such Sensitive Information to the other party’s legal counsel on an “external counsel only basis” (in accordance with the requirements of Practice Statement No. 30 published by the Panel, if applicable) or, where disclosure to the other party would reasonably be expected to have a material adverse effect on that party’s legitimate business interest, directly to a Relevant Authority (with a non-confidential version of any relevant filing, submission or communication being provided to the other party) or pursuant to additional procedures agreed between the Parties to ensure compliance with Law.

5.3	Clause 3.5(e) (in respect of Tetra Tech) and Clause 3.4(c) (in respect of RPS) shall not require either party to permit the other party or its advisers to attend any part of a contemplated meeting or substantive call with any Relevant Authority during which either party determines (acting reasonably and in good faith) that Sensitive Information would be disclosed.

6	Implementation of the Scheme

6.1	Where the Transaction is being implemented by way of the Scheme, Tetra Tech undertakes to deliver a notice in writing to RPS prior to the Sanction Hearing confirming either:

(a)	the satisfaction or waiver of the Regulatory Conditions; or

(b)	its intention to invoke one or more Conditions (if permitted by the Panel) and providing reasonable details of the event which has occurred, or circumstances which have arisen, which Tetra Tech reasonably considers entitles it to invoke such Condition or treat it as unsatisfied or incapable of satisfaction and why (if applicable under the Code) Tetra Tech considers such event or circumstance to be sufficiently material for the Panel to permit it to invoke such Condition.

6.2	Where Tetra Tech confirms the satisfaction or waiver of the Regulatory Conditions in accordance with Clause 6.1(a), Tetra Tech agrees to undertake to the Court to be bound by the terms of the Scheme in so far as they relate to Tetra Tech, that RPS or its counsel may provide to the Court a copy of such undertaking to evidence such agreement and to provide such other documentation or other information and to do all such things as may reasonably be required by RPS, its counsel or the Court, in relation to such agreement (including instructing RPS’s counsel to so undertake on its behalf in relation to the Scheme and, if so required, to appear before the Court by counsel to so undertake).

6.3	Where the Transaction is being implemented by way of the Scheme, Tetra Tech may instruct counsel to appear on its behalf at the Sanction Hearing.

6.4	If Tetra Tech becomes aware of any fact, matter or circumstance that it reasonably considers would entitle Tetra Tech to invoke any of the Conditions and the Panel would permit it to so invoke (applying the test set out in Rule 13.5 of the Code to the extent such Rule is relevant), Tetra Tech (subject to any restriction under applicable Law) shall inform RPS as soon as reasonably practicable.

6.5	Tetra Tech acknowledges that RPS may be obliged to engage in certain information and/or consultation processes with works councils or other employee representative bodies, and shall provide such reasonable assistance in connection with those processes as RPS may reasonably request.

7	RPS share plans and employee matters

The parties agree that the provisions of Schedule 1 (RPS Share Plans and Employee Matters) with respect to certain employee-related matters shall be implemented in accordance with that Schedule.

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8	Switching to an Offer

8.1	The parties currently intend that the Transaction will be implemented by way of the Scheme. However, Tetra Tech shall be entitled at any time and at its sole discretion, with the consent of the Panel, to implement the Transaction by way of an Offer rather than the Scheme (such implementation being a Switch).

8.2	In the event that Tetra Tech requests RPS’s agreement to a Switch (without prejudice, for the avoidance of doubt, to Tetra Tech's ability to Switch at any time, with or without RPS's consent) and RPS provides its prior written consent (an Agreed Switch) unless otherwise agreed in writing between Tetra Tech and RPS or required by the Panel:

(a)	Tetra Tech shall not take any action which would cause the Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the Acceptance Condition prior to the sixtieth (60th) day after publication of the Offer Document (or such later date if the final deadline for acceptances is extended by the Panel in accordance with Rule 31.3 of the Code and the Notes on Rule 31.3 of the Code) and Tetra Tech shall ensure that the Offer remains open for acceptances until such time;

(b)	Tetra Tech shall ensure that the Offer is made on terms that are no less favourable to RPS Shareholders than those set out in the 2.7 Announcement;

(c)	Tetra Tech shall keep RPS informed, on a confidential basis and reasonably promptly following receipt of a written request from RPS, of the number of holders of RPS Shares that have validly returned their acceptance or withdrawal forms or incorrectly completed their withdrawal or acceptance forms and the identity of such shareholders and the number of RPS Shares to which such forms relate;

(d)	submit, or procure the submission of drafts and revised drafts of the Offer Document to RPS for review and comment and shall take into account any reasonable comments from RPS for the purposes of preparing revised drafts; and

(e)	seek RPS’s approval (such approval not to be unreasonably withheld, conditioned or delayed) for the contents of the information on the RPS Group contained in the Offer Document before it is posted or published and afford RPS sufficient time to consider such documents in order to give its approval but only to the extent that any Switch has been made with the prior written agreement of RPS (such approval not to be unreasonably withheld or delayed). If RPS does not approve the information in the Offer Document by the earlier of (i) fourteen (14) days from the date of the announcement of the Agreed Switch, or (ii) two (2) Business Days before the deadline for publication of the Offer Document as determined by the Panel in accordance with Appendix 7, Section 8 of the Code, Tetra Tech shall be entitled to publish the Offer Document.

8.3	In the event of any Switch, the parties agree that:

(i)	all provisions of this Agreement shall continue to apply save as set out in Clause 8.2; and

(ii)	all provisions of this Agreement relating to the Scheme and the Scheme Document and its implementation shall apply to the Offer, the Offer Document and its implementation mutatis mutandis, save as set out in this Clause 8.

8.4	Tetra Tech hereby represents that it is not, at the date of this Agreement, required to make a mandatory offer for RPS under Rule 9 of the Code.

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9	Directors and officers insurance

9.1	If and to the extent permitted by applicable Law, for six years after the Effective Date, Tetra Tech shall procure that the members of the RPS Group honour and fulfil their respective obligations (if any) existing as at the date of this Agreement to indemnify their respective current directors and officers and to advance reasonable expenses, and provide all reasonable assistance to the current RPS Directors and officers to the extent they need to make a claim against the existing RPS directors' and officers' insurance policy as at the date of this Agreement (including associated run off cover pursuant to Clause 9.2), in each case with respect to matters existing or occurring at or prior to the Effective Date.

9.2	Tetra Tech acknowledges that, prior to the Effective Date, RPS may purchase directors' and officers' liability insurance cover for both current and former directors and officers of the RPS Group, including directors and officers who retire or whose employment is terminated as a result of the Transaction, for acts and omissions up to and including the Effective Date, in the form of runoff cover for a period of six years following the Effective Date, provided that such insurance cover will be with reputable insurers, for an aggregate limit substantially commensurate with the RPS Group’s existing directors and officers’ liability insurance policies as at the date of this Agreement, and provide cover, in terms of amount and breadth, substantially equivalent to that provided under the RPS Group's directors' and officers' liability insurance as at the date of this Agreement.

10	Code and relevant law

10.1	Nothing in this Agreement shall in any way limit the parties' obligations or those of their respective directors under the Code and any other applicable Law, and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement shall take precedence over the terms of this Agreement.

10.2	The parties agree that, if the Panel determines that any provision of this Agreement that requires RPS to take or not take action, whether as a direct obligation or as a condition to any other person's obligation (however expressed), is not permitted by Rule 21.2 of the Code, that provision shall have no effect and shall be disregarded and neither RPS nor the RPS Directors shall have any obligation to take or not take any such action.

10.3	Nothing in this Agreement shall oblige RPS or the RPS Directors to recommend an Offer or a Scheme proposed by Tetra Tech, any member of the Tetra Tech Group or any other person acting in concert with Tetra Tech.

10.4	Without prejudice to the warranties and undertakings given by the parties pursuant to Clause 12, nothing in this Agreement shall be taken to restrict the directors of any member of the Tetra Tech Group or the RPS Group from complying with Law, orders of court or regulations, including the Code, the Listing Rules and the rules and regulations of the Panel.

11	Termination

11.1	This Agreement shall terminate with immediate effect and, subject to Clauses 11.2 and 11.3, all rights and obligations of the parties under this Agreement shall cease immediately as follows:

(a)	if agreed in writing between Tetra Tech and RPS at any time prior to the Effective Date;

(b)	if the 2.7 Announcement is not submitted to a Regulatory Information Service at or before 8.00 a.m. London time on 26 September 2022 (unless, prior to that time, the parties have agreed another later time and date in accordance with Clause 2.1);

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(c)	upon service of written notice by Tetra Tech to RPS if one or more of the following occurs prior to the Long Stop Date:

(i)	an Adverse Recommendation Change occurs;

(ii)	a Competing Proposal completes, becomes effective or is declared or becomes unconditional or is recommended in whole or in part by the RPS directors;

(iii)	the Scheme is not approved at the Court Meeting and/or any of the RPS Resolutions are not passed at the General Meeting; or

(iv)	the Court refuses to sanction the Scheme; or

(v)	the Sanction Hearing is not held on or before thirty (30) days after all the Conditions have been satisfied or waived (or such later date as may be agreed in writing between the parties with the consent of the Panel and the approval of the Court (if such consent and/or approval is required));

(d)	upon service of written notice by Tetra Tech to RPS, or RPS to Tetra Tech if prior to the Long Stop Date, any Condition has been invoked by Tetra Tech (where the invocation of the relevant Condition has been permitted by the Panel) or any Condition which is incapable of waiver is incapable of satisfaction;

(e)	the Transaction is withdrawn, terminated or lapses in accordance with its terms prior to the Long Stop Date and, where required, with the consent of the Panel (other than: (i) where such lapse or withdrawal is as a result of the exercise of Tetra Tech’s right to effect a switch from the Scheme to the Offer; or (ii) it is otherwise to be followed within seven Business Days (or such other period as RPS and Tetra Tech may agree) by an announcement under Rule 2.7 of the Code made by Tetra Tech or any person acting in concert with Tetra Tech (or deemed to be acting in concert with them) to implement the Transaction by a different offer or scheme);

(f)	unless otherwise agreed by the parties in writing or required by the Panel, if the Effective Date has not occurred by the Long Stop Date; or

(g)	on the Effective Date.

11.2	Termination of this Agreement shall be without prejudice to the rights of any party which have or may have arisen at or prior to termination.

11.3	Clause 1, Clause 9, Clause 10, this Clause 11 and Clauses 12 to 22 (inclusive), 24 and 25 shall survive termination of this Agreement.

12	Warranties and undertakings

12.1	Tetra Tech warrants to RPS, and RPS warrants to Tetra Tech on the date of this Agreement that:

(a)	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

(b)	this Agreement constitutes its legal, valid and binding obligations in accordance with its terms;

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(c)	the execution and delivery of, and performance of its obligations under, this Agreement shall not:

(i)	result in a breach of any provision of its constitutional documents;

(ii)	result in a breach of, or constitute a default under, any instrument (which is material in the context of the Transaction) to which it is a party or by which it is bound; or

(iii)	result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound; and

(d)	it is not aware of any matters or circumstances which would or could reasonably be expected to result in any of the Conditions not being satisfied.

12.2	Tetra Tech further warrants to RPS that no shareholder resolution of Tetra Tech is required to implement the Transaction.

13	Notices

13.1	A notice under or in connection with this Agreement (Notice) shall be:

(a)	in writing;

(b)	in the English language; and

(c)	delivered personally or sent by first class post pre-paid recorded delivery (and air mail if overseas) or by email to the party due to receive the Notice at the address specified in Clause 13.2 (or to another address specified by that party by not less than seven days’ written notice to the other party).

13.2	The address referred to in Clause 13.1(c) is:

(a)	in the case of Tetra Tech:

Address:	Tetra Tech, Inc., 3475 East Foothill Boulevard, Pasadena, California 91107--6024, USA

Email:                       preston.hopson@tetratech.com

Marked for the attention of: Preston Hopson

With a copy (which shall not constitute notice) to:

Address:	Hogan Lovells International LLP, Atlantic House, Holborn Viaduct, London EC1A 2FG, United Kingdom

Email:                       daniel.simons@hoganlovells.com

Marked for the attention of: Daniel Simons

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(b)	in the case of RPS:

Address:	20 Western Avenue, Milton Park, Abingdon, Oxfordshire, United Kingdom, OX14 4SH

Email:                       karen.atterbury@RPSgroup.com and Judith.cottrell@RPSgroup.com

Marked for the attention of:

With a copy (which shall not constitute notice) to:

Address:	DLA Piper UK LLP, 160 Aldersgate Street, London EC4A 1HT United Kingdom

Email:                       charles.cook@dlapiper.com

Marked for the attention of: Charles Cook

and in the case of any Notice given to the address specified above, a copy (which shall not constitute Notice) shall be provided by email to the email address specified above.

13.3	A party may change its notice details on giving notice to the other party of the change in accordance with Clauses 13.1, 13.2 and 13.4.

13.4	Unless there is evidence that it was received earlier, a Notice is deemed given:

(a)	if delivered personally, when left at the address referred to in Clause 13.2;

(b)	if sent by post, except air mail, two Business Days after posting it;

(c)	if sent by air mail, six Business Days after posting it; or

(d)	if sent by email, when sent provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient.

Any Notice sent outside of the hours of 9.00am to 5.30pm shall be deemed to be given at the start of the next Business Day.

14	Remedies and waivers

14.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

14.2	The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

14.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

14.4	Without prejudice to any other rights and remedies which a party may have, each party acknowledges and agrees that damages alone may not be an adequate remedy for any breach by a party of the provisions of this Agreement and the other party shall be entitled to seek the remedies of injunction, specific performance and other equitable remedies, for any threatened or actual breach of any such provision of this Agreement by a party hereto and no proof of special damages shall be necessary for the enforcement by a party of the rights under this Agreement.

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15	Variation

No variation of this Agreement shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the parties.

16	Invalidity

16.1	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement,

and, if such provision would be valid and enforceable if deleted in whole or in part or reduced in application, such provision shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

17	Entire agreement

17.1	Save for the Confidentiality Agreement, the Clean Team Agreement and the Joint Defence Agreement (each of which remains in force at the date of this Agreement) and any other agreements the parties agree in writing are deemed to be included in this Clause 17, this Agreement constitutes the whole and only agreement between the parties relating to the Transaction and supersedes any previous agreement whether written or oral between the parties in relation to the Transaction.

17.2	Except in the case of fraud, each party agrees and acknowledges that it is entering into this Agreement in reliance upon only this Agreement and that it is not relying upon any pre-contractual statement that is not set out in this Agreement.

17.3	Except in the case of fraud, no party shall have any right of action (including those in tort or arising under statute) against the other party arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement.

17.4	For the purposes of this Clause 17, pre-contractual statement means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time before the date of this Agreement.

18	Language

Each Notice or other communication under or in connection with this Agreement shall be in English.

19	Third party rights

19.1	A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, save that the current and/or former directors and officers of the members of the RPS group (each such person being a Relevant Third Party) may under the Contracts (Rights of Third Parties) Act 1999 enforce the terms of Clauses 9.1 and 9.2, or enjoy any benefit under, this Agreement subject in all cases to Clause 19.2 and the other terms of this Agreement.

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19.2	The parties may terminate, rescind, vary, amend or waive any provision of this Agreement without the consent of any Relevant Third Party, except that any variation, amendment or waiver of Clause 9 shall require the consent of any affected Relevant Third Party.

19.3	Notwithstanding anything that may be expressed or implied in this Agreement, the parties acknowledge and agree that no recourse hereunder, or under any documents or instruments delivered in connection herewith, may be had against any past, present or future officer, agent or employee of any party, any direct or indirect holder of any equity interests or securities of any party (whether such holder is a limited or general partner, member, manager, stockholder or otherwise), any controlling person or affiliate of a party, or any direct or indirect director, officer, employee, partner, affiliate, member, manager, controlling person, agent or representative of any of the foregoing (any such person or entity, a Related Person and collective, Related Persons), whether by the enforcement of any judgment or assessment by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by, any Related Person under this Agreement or any document or instrument delivered in connection herewith (save, in each case, in respect of loss or damage resulting from the wilful misconduct, fraudulent misrepresentation or fraud of the relevant Related Person).

20	No partnership

No provision of this Agreement creates a partnership between any of the parties or makes a party the agent of another party for any purpose. A party has no authority or power to bind, to contract in the name of, or to create a liability for another party in any way or for any purpose.

21	Assignment

Except as otherwise expressly provided in this Agreement and provided that (i) Tetra Tech shall be entitled to assign the benefit of this Agreement to another member of the Tetra Tech Group without the consent of RPS, no party shall be entitled to assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of, or otherwise dispose of (in any manner whatsoever) the benefit of this Agreement (or any part of it) or sub-contract in any manner whatsoever its performance under this Agreement without the prior written consent of the other party.

22	Costs and expenses

Save as expressly provided otherwise, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and any matter contemplated by it.

23	Further assurance

Each party shall, at its own cost, use reasonable endeavours (except where best endeavours are expressly stated in this Agreement) to, or procure that any Relevant Third Party shall, do and/or execute and/or perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

24	Counterparts

24.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

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24.2	Delivery of an executed counterpart signature page of this Agreement by email (pdf) or facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page on the final text of this Agreement, such counterpart signature page shall take effect with such final text as a complete authorised counterpart.

25	Governing law and jurisdiction

25.1	This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

25.2	Subject to Clause 25.3, each of Tetra Tech and RPS irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of Tetra Tech and RPS irrevocably submits to the jurisdiction of such courts and irrevocably waives any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

25.3	Notwithstanding Clause 25.2, the parties shall be entitled to seek from any competent court any interim or interlocutory remedy (including those contemplated by Clause 14). Nothing in this Clause 25 shall deprive any competent court of jurisdiction to grant any such remedy or relief.

26	Appointment of Process Agent

26.1	Tetra Tech hereby irrevocably appoints Andrew Murdoch of 1 Northfield Road, Reading, Berkshire, RG1 8AH, United Kingdom as its agent to accept service of process in the United Kingdom in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Tetra Tech.

26.2	Tetra Tech agrees to inform RPS in writing of any change of address of such process agent within 28 days of such change.

26.3	If Tetra Tech ceases to be able to act as such or to have an address in the United Kingdom, Tetra Tech irrevocably agrees to appoint a new process agent in the United Kingdom reasonably acceptable to RPS and to confirm to RPS in writing within 14 days the name of the new process agent so appointed.

26.4	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

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Schedule 1 – RPS share plans and employee matters

In this Schedule 1, references to an "award" include, where the context requires, a conditional right to acquire, or an option over, RPS Shares (or a right to receive a cash sum equal in value to RPS Shares, less any applicable exercise price, whether notional or otherwise) granted pursuant to the RPS Share Plans.

In the event the Transaction is effected by way of an Offer, references to "Court Sanction Date" in this Schedule 1 will be read as if they refer to the date on which the Offer becomes or is declared unconditional in all respects or, where appropriate, the date on which Tetra Tech obtains control of RPS pursuant to the Offer.

Tetra Tech and RPS agree that the Scheme Record Time (as defined in the 2.7 Announcement) shall take place after the Sanction Hearing to allow those participants in the RPS Share Plans who acquire RPS Shares on or before the Sanction Hearing (including where awards vest and/or are exercised upon the Court sanctioning the Scheme and such awards are settled by the delivery of RPS Shares shortly following the Sanction Hearing) to have those RPS Shares acquired by Tetra Tech and dealt with through the Scheme (rather than, for the avoidance of doubt, those RPS Shares being acquired by Tetra Tech pursuant to the amendment that is expected to be made to RPS’s articles of association in connection with the Transaction).

1.	Operation of the RPS Share Plans before the Effective Date

1.1	Subject to paragraph 2 of this Schedule 1 and notwithstanding that the RPS Remuneration Committee has no current intention to grant further awards under the RPS Share Plans, Tetra Tech acknowledges and agrees that, before the Effective Date, the RPS Directors (and, where appropriate, the RPS Remuneration Committee) may operate the RPS Share Plans as they consider appropriate in accordance with the rules of the relevant plans and RPS's normal practice, subject to Rule 21.1 of the Code and the RPS Directors’ Remuneration Policy. Without prejudice to the foregoing, RPS shall notify Tetra Tech as soon as reasonably practicable following the grant of any further awards under the RPS ELTIP, RPS STABP or RPS PSP.

1.2	For the avoidance of doubt and subject to paragraph 2 of this Schedule 1, Rule 21.1 of the Code and the RPS Directors’ Remuneration Policy, this includes issuing invitations and granting new awards in respect of any ordinary annual operation of the RPS Share Plans; granting awards under the RPS Share Plans at other times in respect of recruitment or for retention purposes; determining performance conditions for outstanding awards due to vest (including how such performance conditions will be tested shortly before the Court Sanction Date); determining the timing and extent to which awards under the RPS Share Plans will vest in the ordinary course; satisfying the vesting, exercise and release of awards under the RPS Share Plans (e.g. by issuing new RPS Shares or transferring RPS Shares from treasury or settling awards in cash); and determining the treatment of awards held by leavers.

1.3	Tetra Tech agrees that RPS may amend the rules of the RPS Share Plans if the RPS Directors (or, where appropriate, the RPS Remuneration Committee) are of the opinion that such amendments are necessary to implement the treatment of the RPS Share Plans expressly set out in paragraph 2 of this Schedule 1.

2.	Treatment of Share Plans in connection with the transaction

The parties agree that the outstanding options and awards under the RPS Share Plans, together with any additional options and/or awards that are granted under the RPS Share Plans following the date of this Agreement and any participation in the SIP and ISPP, shall be dealt with in accordance with the principles set out in this Schedule 1.

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2.1	RPS ELTIP

2.1.1	RPS confirms that as of 16 September 2022 there are outstanding awards under the RPS ELTIP in respect of 3,120,398 RPS Shares (Outstanding ELTIP Awards). RPS confirms that there are no other outstanding awards under the RPS ELTIP.

2.1.2	Tetra Tech acknowledges that any outstanding awards under the RPS ELTIP that are unvested on the Court Sanction Date will vest and become exercisable on the Court Sanction Date in accordance with the rules of the RPS ELTIP and on the basis as referred to below. Tetra Tech further acknowledges that additional RPS Shares may be issued in respect of dividend equivalents that have accrued in respect of awards under the RPS ELTIP in accordance with the rules of the RPS ELTIP and existing terms of awards.

2.1.3	Tetra Tech acknowledges that, in accordance with the rules of the RPS ELTIP and the existing terms of the awards, the awards outstanding under the RPS ELTIP will vest on the Court Sanction Date to the extent that the RPS Remuneration Committee, in its sole discretion, determines, taking into account any performance conditions and, unless the RPS Remuneration Committee determines otherwise, the period of time that the relevant award has been held by the relevant participant. Tetra Tech acknowledges that the RPS Remuneration Committee has determined that the awards granted under the RPS ELTIP in 2020 and 2021 will vest in full. Tetra Tech further acknowledges that the RPS Remuneration Committee has determined that the performance targets relating to awards granted under the RPS ELTIP in 2022 will be satisfied in full but that the extent to which such awards will vest will be reduced by time pro-rating to take account of early vesting by reference to the period from 1 January 2022 up to the Longstop Date as a proportion of the normal vesting period. Tetra Tech acknowledges that, subject to the Panel consenting to the same:

2.1.3.1	the RPS Remuneration Committee shall be entitled to issue further options or awards over cash equivalent in value to the number of RPS Shares over which Outstanding ELTIP Awards do not and will not vest and/or become exercisable on the Court Sanction Date or at any time in the future; and

2.1.3.2	if and to the extent that any such further options or awards are granted, such options or awards would vest upon the Court Sanction Date and will lapse no later than the date set out in paragraph 2.1.4 below.

2.1.4	Tetra Tech agrees to transfer sufficient cash to RPS following the Effective Date in order for RPS to settle any awards granted in accordance with paragraph 2.1.3.1 above.

2.1.5	Tetra Tech acknowledges that all awards under the RPS ELTIP that have vested before or that vest on the Court Sanction Date will be exercisable until the date six months after the Court Sanction Date (unless they lapse earlier under the rules of the RPS ELTIP), after which they together with any other outstanding awards under the ELTIP, shall lapse.

2.2	RPS STABP

2.2.1	RPS confirms that as of 16 September 2022 there are outstanding awards under the RPS STABP in respect of 668,660 RPS Shares. RPS confirms that there are no other outstanding awards under the RPS STABP.

2.2.2	Tetra Tech acknowledges that any outstanding awards under the RPS STABP that are unvested on the Court Sanction Date will vest and become exercisable in full on the Court Sanction Date in accordance with the rules of the RPS STABP. Tetra Tech further acknowledges that additional RPS Shares may be issued in respect of dividend equivalents that have accrued in respect of awards under the RPS STABP in accordance with the rules of the RPS STABP and existing terms of awards.

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2.2.3	Tetra Tech acknowledges that all awards under the RPS STABP that have vested before or that vest on the Court Sanction Date will be exercisable until the date six months after the Court Sanction Date (unless they lapse earlier under the rules of the RPS STABP), after which they shall lapse.

2.3	Dividend equivalents

RPS confirms that as of 16 September 2022 there are dividend equivalents accrued under the RPS ELTIP and RPS STABP in respect of 29,288 RPS Shares (inclusive of the dividend equivalents that will accrue in respect of the interim dividend due to be paid on 11 October 2022).

2.4	RPS PSP

2.4.1	RPS confirms that as of 16 September 2022 there are outstanding awards under the RPS PSP, comprising tax advantaged and non-tax advantaged options (all such awards together being the Outstanding PSP Awards), and that the maximum number of RPS Shares which could be delivered in respect of Outstanding PSP Awards is 2,971,876 RPS Shares. RPS confirms that there are no other outstanding awards under the RPS PSP.

2.4.2	RPS confirms that any outstanding awards under the RPS PSP that are unvested on the Court Sanction Date will vest and become exercisable on the Court Sanction Date in accordance with the rules of the RPS PSP on the basis as referred to below.

2.4.3	RPS confirms that certain outstanding awards under the RPS PSP are granted as options which are intended to be tax-advantaged options and which are linked to non tax-advantaged options (the tax-advantaged options and non tax-advantaged options together being the linked options), and RPS confirms that in respect of such linked options: (i) where the tax advantaged option is exercised: (a) the maximum number of RPS Shares which may be delivered in respect of the linked options taken together shall be limited to the number of RPS Shares subject to the tax-advantaged option; (b) the extent to which the non tax-advantaged option shall be exercisable shall reduce so that the potential gain under the non tax-advantaged option will be reduced by an amount equal to the value of the gain realised in respect of the tax-advantaged option (and the balance shall lapse); and (c) any exercise of the non tax-advantaged option shall be settled in cash; or (ii) where the non tax-advantaged option is exercised without the tax-advantaged option being exercised, the tax-advantaged option shall lapse. RPS therefore confirms that such linked options are not capable of causing the aggregate number of RPS Shares which may be delivered pursuant to Outstanding PSP Awards to exceed the maximum number referred to in paragraph 2.4.1 above.

2.4.4	Tetra Tech agrees that, if the Scheme becomes effective in accordance with its terms, all Outstanding PSP Awards will be treated as if they vest in full (for the avoidance of doubt in respect of linked options, with such options still being satisfied, and with the relevant linked options still lapsing, in accordance with the process referred to at paragraph 2.4.3 above). RPS and Tetra Tech acknowledge that the rules of the RPS PSP require vesting to be time pro-rated to the Court Sanction Date, but that RPS intends, with the consent of the Panel as necessary, to make additional cash payments to PSP participants, or adopt such other treatment as may be agreed between RPS and Tetra Tech, to reflect the value of Outstanding PSP Awards that do not in fact vest in full. RPS and Tetra Tech acknowledge that the amount of any such payment will not be increased on account of any tax, National Insurance contributions or any other similar tax, contribution or levy that may apply to such payment. Tetra Tech agrees to transfer sufficient cash to RPS following the Effective Date in order for RPS to pay the additional cash payments contemplated by this paragraph 2.4.4.

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2.4.5	Tetra Tech acknowledges that all awards under the RPS PSP that have vested before or that vest on the Court Sanction Date will be exercisable for such period after the Court Sanction Date as the RPS Remuneration Committee may determine (unless they lapse earlier under the rules of the RPS PSP), after which they shall lapse. RPS confirms that it is the current intention of the RPS Remuneration Committee to determine that awards under the RPS PSP may be exercised for six months after the Court Sanction Date (unless they lapse earlier under the rules of the RPS PSP).

2.4.6	RPS confirms that there are no dividend equivalent rights related to any awards under the PSP.

2.4.7	References to the RPS PSP shall include any “Company Share Option Plan” or other similar plan or sub-plan that operates in conjunction with the RPS PSP.

2.5	RPS SIPs

2.5.1	Tetra Tech acknowledges that RPS Shares held as partnership, matching and dividend shares in the RPS SIPs trusts on behalf of participants in the RPS SIPs and any unallocated RPS Shares held in the RPS SIPs trusts will participate in the Scheme on the same terms as all other RPS Shareholders.

2.5.2	Tetra Tech acknowledges RPS’s intention to continue its usual practice of operating the RPS SIPs up to the Effective Date. In this respect RPS confirms that (i) any RPS Shares awarded as partnership shares or dividend shares will be purchased from the market; and (ii) it intends to also continue with its current practice of delivering awards of matching shares by procuring that the RPS Shares are purchased from the market or satisfied using unallocated RPS Shares held in the relevant SIP trust, such that RPS intends that no RPS Shares would be (a) issued; or (b) transferred from the EBT for the purpose of the RPS SIPs.

2.5.3	RPS confirms that as of 16 September 2022 the number of unallocated RPS Shares held in the SIP trusts is 13,614, and that it will recommend that such RPS Shares are applied on a monthly basis to satisfy awards under the SIP in priority to awards being satisfied in any other manner.

2.6	RPS ISPP

2.6.1	Tetra Tech acknowledges that RPS Shares held in the RPS ISPP trust as partnership shares on behalf of participants in the RPS ISPP and any unallocated RPS Shares held in the RPS ISPP trust will participate in the Scheme on the same terms as all other RPS Shareholders.

2.6.2	RPS confirms that as at 16 September 2022 there are outstanding awards under the RPS ISPP in respect of 2,577,868 RPS Shares. Tetra Tech acknowledges that any outstanding awards under the RPS ISPP that are unvested on the Court Sanction Date will vest in full on the Court Sanction Date in accordance with the rules of the RPS ISPP.

2.6.3	Tetra Tech acknowledges RPS’s intention to continue its usual practice of operating the RPS ISPP up to the Effective Date. In this respect RPS confirms that any RPS Shares awarded as partnership shares or dividend shares will be purchased from the market.

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2.7	EBT

2.7.1	RPS confirms that, as at 16 September 2022, the RPS Employee Benefit Trust (EBT) held 735,473 RPS Shares.

2.7.2	Tetra Tech and RPS agree that RPS will request that the trustee of the EBT use any RPS Shares it holds to satisfy, firstly, outstanding awards under the RPS Share Plans which would otherwise have been settled by way of the issue of new RPS Shares as far as possible in priority to the issue of any new RPS Shares and, secondly and only if all such awards are settled without the issue of new RPS Shares, other outstanding awards under the RPS Share Plans as far as possible in priority to the purchase of existing RPS Shares to satisfy such awards.

2.7.3	To the extent there are insufficient RPS Shares in the EBT to satisfy all outstanding awards under the RPS Share Plans, and/or there are outstanding awards under the RPS Share Plans which will be settled in cash or bonuses or other cash payments that will be paid in relation to the RPS Share Plans (including the bonuses described in paragraph 2.4.4), Tetra Tech and RPS agree that RPS will request that the trustee of the EBT use any cash it holds to settle outstanding awards under the RPS Share Plans, or such bonuses or other cash payments in cash; or to subscribe for new RPS Shares or to purchase existing RPS Shares to satisfy outstanding awards under the RPS Share Plans, at RPS's discretion.

3.	NED Fees

Tetra Tech acknowledges and agrees that on or prior to the Effective Date, RPS shall pay to each of the RPS non-executive directors a sum equivalent to two months’ remuneration (being a gross sum and subject to relevant income taxes and national insurance contributions where appropriate) in consideration of the additional duties performed in connection with the Transaction.

4.	General

4.1	Each party will co-operate with the other party and use its reasonable endeavours to provide such details in relation to the RPS Share Plans as is reasonably required by the other party in order to facilitate the implementation of the arrangements set out in this Schedule 1.

4.2	RPS will prepare, in a form to be agreed between RPS and Tetra Tech, communications to be sent jointly by RPS and Tetra Tech to each of the participants in the RPS Share Plans, where applicable to enable Tetra Tech to satisfy its obligations under Rule 15 of the Code, and to send, or arrange for the sending of, such communications to the participants at the appropriate time as agreed between the parties.

4.3	Tetra Tech acknowledges that, following prior consultation with Tetra Tech and having provided Tetra Tech with reasonable time to review and comment on any draft submission, RPS may make any submission to the Panel which it deems necessary to implement the arrangements expressly contemplated by this Schedule 1, and Tetra Tech agrees to co-operate promptly and in good faith in the making of any such submission.

4.4	Tetra Tech confirms that none of the awards under the RPS Share Plans will be exchanged for, converted into or replaced by any options or awards issued or granted by Tetra Tech or any member of the Tetra Tech Group in respect of the shares in Tetra Tech or any member of the Tetra Tech Group.

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4.5	The parties agree that a resolution will be proposed at the General Meeting to amend the RPS articles of association to provide (amongst other things) that any RPS Shares issued after the Scheme Record Time will be automatically transferred to, or to the order of, Tetra Tech in exchange for the same consideration as is due under the Scheme.

4.6	Nothing in this Schedule 1 constitutes Tetra Tech’s prior consent or agreement to any matter falling within Rule 21.1 of the Code.

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Schedule 2 – 2.7 Announcement

(continues on next page)

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Signature page

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set out above.

Executed by	)
acting for and on behalf of	)
Tetra Tech, Inc.	)

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IN WITNESS WHEREOF the parties have executed this Agreement on the date first set out above.

Executed by	)
acting for and on behalf of	)
RPS Group plc	)

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